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                                                                   Exhibit 11.01

                    CAPITAL RE CORPORATION AND SUBSIDIARIES

          EXHIBIT 11 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                (Dollars in thousands except per share amounts)


                                                                                Year Ended
                                                                               December 31,
                                                                ------------------------------------------
                                                                    1996          1995          1994
                                                                ------------------------------------------
Earnings per common share (Primary and Fully Diluted)
Average shares outstanding during the period                       15,656        14,788        14,825

Net Income                                                         56,524        45,527        39,806
Earnings per share amount                                           $3.61         $3.08         $2.69
                                                                =========     =========     =========

Notes:  The per share data for 1996, 1995 and 1994 does not include the net effect of dilutive stock options, since the dilution from the earnings per share amount is less than 3%.